EMPLOYEE NONQUALIFIED STOCK OPTION AGREEMENT


                THIS AGREEMENT dated as of the            day of
 , 199_, between The Macerich Company, a Maryland corporation
(the "Corporation") and                    (the "Employee").


                        W I T N E S S E T H


                WHEREAS, pursuant to The Macerich Company 1994 Stock Incentive Plan (the "Plan"), the Corporation has granted to
the Employee effective as of the        day of            , 199__
(the "Award Date") an option to purchase all or any part of authorized but unissued shares of Common Stock, $.01 par value, of the Corporation upon the terms and conditions set forth herein and in the Plan.

                NOW, THEREFORE, in consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom, the parties agree as follows:

                1.      Defined Terms.  Capitalized terms used
herein and not otherwise defined herein shall have the meaning assigned to such terms in the Plan.

                2.      Grant of Option.  This Agreement
evidences the Corporation's grant to the Employee of the right and option to purchase, on the terms and conditions set forth herein and in the Plan, all or any part of an aggregate

    of shares of the Common Stock at the price of $           per
share (the "Option"), exercisable from time to time, subject to the provisions of this Agreement and the Plan, prior to the close of business on the day before the tenth anniversary of the Award Date (the "Expiration Date"). Such price equals the Fair Market Value of the Corporation's Common Stock as of the Award Date.

                3.      Exercisability of Option.  Except as
earlier permitted by or pursuant to the Plan or by resolution of the Committee adopted after the date hereof, no shares may be purchased by exercise of the Option until the expiration of six months after the Award Date. The Option may be exercised in installments as to one-third of the aggregate number of shares set forth in Section 2 hereof (subject to adjustment) on and after the first anniversary of the Award Date and as to an additional one-third of such aggregate number of such shares (subject to adjustment) on each of the second and third anniversaries of the Award Date.

                To the extent the Employee does not in any year purchase all or any part of the shares to which the Employee is entitled, the Employee has the right cumulatively thereafter to purchase any shares not so purchased and such right shall continue until the option terminates or expires. Fractional share interests shall be disregarded, but may be cumulated. No fewer than 100 shares may be purchased at any one time, unless the number purchased is the total number at the time available for purchase under the Option.

                4. Limitation on Exercise of Option. In the event the Employee is granted incentive stock options (whether under this Award Agreement or any other incentive stock option agreement) and the aggregate fair market value (determined as of the respective dates of grant of such options) of the Common Stock with respect to which such options are first exercisable in any calendar year exceeds $100,000, the most recently granted options shall be treated as nonqualified stock options to the extent of the excess. In addition, in the case of simultaneously granted options, the Corporation may, in the manner and to the extent permitted by law, designate which shares are to be treated as stock acquired pursuant to the exercise of an incentive stock option.

                5. Method of Exercise of Option. The Option shall be exercisable by the delivery to the Corporation of a written notice stating the number of shares to be purchased pursuant to the Option and accompanied by payment made in accordance with and in a form permitted in Section 2.2(b) of the Plan for the full purchase price of the shares to be purchased, subject to such further limitations and rules or procedures as the Committee may from time to time establish as to any non-cash payment and as to the tax withholding requirements of Section 6.5 of the Plan. Shares delivered in payment of the exercise price must have been owned by Employee for at least six months prior to the exercise. In addition, the Employee (or the Employee's Beneficiary or Personal Representative) shall furnish any written statements required pursuant to Section 6.4 of the Plan.

                6. Effect of Termination of Employment or Death; Change in Subsidiary Status. The Option and all other rights hereunder, to the extent not exercised, shall terminate and become null and void at such time as the Employee ceases to be employed by either the Corporation or any Subsidiary, except that

                        (a)     if the Employee terminates by
        reason other than by death, Disability or cause, or by reason of a Subsidiary ceasing to be a Subsidiary, the Employee may at any time within a period of three months after the date of Termination of Employment exercise the Option to the extent the Option was exercisable at such date;

                        (b)     if the Employee terminates by
        reason of a Disability, or if the Employee suffers a Disability within three months of a Termination of Employment under subsection (a) above, then the Employee or the Employee's Personal Representative, as the case may be, shall have twelve months after the date of Disability (or, if earlier, Termination of Employment) to exercise the Option to the extent that it was exercisable on such date;

                        (c)     if the Employee dies prior to a
        Termination of Employment, or within three months after a Termination of Employment under subsection (a) or (b) above, then the Employee's Beneficiary may exercise, at any time within twelve months after the Employee's Termination of Employment, the Option to the extent that it was exercisable on the date of the Employee's Termination of Employment;

provided, however, that in no event may the Option be exercised by anyone under this Section or otherwise after the Expiration
Date.

                7.      Termination of Option Under Certain
Events. As permitted by Section 6.2(b) of the Plan, the Committee retains the right to terminate the Option to the extent not previously exercised upon an event or transaction which the Corporation does not survive.

                8. Limitation on Exercise of Option. The Employee may not receive Common Stock upon exercise of the Option to the extent that it will cause the Employee to Beneficially or Constructively Own Equity Shares in excess of the Ownership Limit. In the event that the Employee exercises any portion of this Option which upon delivery of the Common Stock would cause the Employee to Beneficially or Constructively Own Equity Shares in excess of the Ownership Limit, the Corporation has the right to deliver to the Employee, in lieu of Common Stock, a check or cash in the amount equal to the Fair Market Value of the Common Stock otherwise deliverable on the date of exercise (minus any amounts withheld pursuant to Section 6.5 of the Plan).

                9.      Non-Transferability of Option.  The
Option and any other rights of the Employee under this Agreement or the Plan are nontransferable as provided in Section 1.9 of the Plan.

                10. Notices. Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal office located at 233 Wilshire Boulevard, Suite 700, Santa Monica, California 90401, to the attention of the Corporate Secretary and to the Employee at the address given beneath the Employee's signature hereto, or at such other address as either party may hereafter designate in writing to the other.

                11. Plan. The Option and all rights of the Employee thereunder are subject to, and the Employee agrees to be bound by, all of the terms and conditions of the provisions of the Plan, incorporated herein by this reference, to the extent such provisions are applicable to options granted to Eligible Employees. The Employee acknowledges receipt of a copy of the Plan, which is made a part hereof by this reference, and agrees to be bound by the terms thereof. Unless otherwise expressly provided in other Sections of this Agreement, provisions of the Plan that confer discretionary authority on the Committee do not (and shall not be deemed to) create any rights in the Employee unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Committee so conferred by appropriate action of the Committee under the Plan after the date hereof.

                12.     Notice of Disposition.  The Employee
agrees to notify the Corporation of any sale or other disposition of any shares of Common Stock received upon exercise of the option, if such sale or disposition occurs within two years after the Award Date or within one year after the date of such exercise.

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                IN WITNESS WHEREOF, the Corporation has caused
this Agreement to be executed on its behalf by a duly authorized officer and the Employee has hereunto set his or her hand.

                           THE CORPORATION

                           The Macerich Company
                           a Maryland corporation


                           By

                               Richard A. Bayer
                               Secretary


                           EMPLOYEE







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                             CONSENT OF SPOUSE


                In consideration of the execution of the
foregoing Incentive and Nonqualified Stock Option Agreement by
The Macerich Company, I,               , the spouse of the
Employee herein named, do hereby join with my spouse in executing the foregoing Incentive and Nonqualified Stock Option Agreement and do hereby agree to be bound by all of the terms and provisions thereof and of the Plan.



                     Date of Execution: ________ __, 199__


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